Exhibit 23
Form 11-K/A for 2022
File No. 1-8610

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Forms S-8, No. 333-235537 filed on December 16, 2019, No. 333-189789 filed on July 3, 2013, No. 333-173078 filed on March 25, 2011, and No. 333-162472 filed on October 14, 2009) of our report dated June 23, 2023, relating to the statements of net assets available for benefits as of December 31, 2022 and 2021, the statement of changes in net assets available for benefits for the year ended December 31, 2022, and the supplemental schedule of assets (held at end of year) as of December 31, 2022, of the AT&T Retirement Savings Plan, which appears in this Annual Report on Form 11-K of the AT&T Retirement Savings Plan for the year ended December 31, 2022.

/s/ FORVIS, LLP

San Antonio, Texas
June 23, 2023